Exhibit 10.14

June 14, 2021

Jing Liao

VIA EMAIL

Re:	Employment with Solera Holdings, Inc.

Dear Jing:

We are very excited about the opportunity to offer you an employment position with Solera Holdings, Inc. (“Solera” or the “Company”) on the terms set forth in this agreement (this “Employment Agreement”) and to work with you to capitalize on the many attractive opportunities for growth and value creation we see in the business. Subject to your acceptance of the terms of this Employment Agreement, your start date will be June 17, 2021 or such other date mutually agreed by you and the Company in writing (the “Start Date”).

1. Upon the Start Date, you will serve the Chief Administration Officer of Solera. You will report to Darko Dejanovic, the Chief Executive Officer of Solera. In this capacity, you will have the authority, responsibilities and duties consistent with such position.

2. Your starting base salary will be $550,000 per year (pro-rated for any partial years), less deductions and withholdings required by law or authorized by you, which shall represent an aggregate base salary for all services provided to the Company, Solera Global Holding Corp. (the “Parent”) and their respective affiliates (the “Base Salary”). Your Base Salary will be subject to review annually for increase (but not decrease, unless such decrease is by no more than ten percent (10%) of the highest Base Salary you have been entitled to receive during your employment with the Company and part of a proportionate reduction for all members of the Company’s executive management team) and will be paid by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time. You will have an annual bonus opportunity with a target of one hundred percent (100%) of your Base Salary (the “Bonus”). Any such Bonus(es) will be based on the good faith determination of the Company’s board of directors (the “Board”) as to your achievement of a combination of annual financial goals and operational objectives, which may include, but are not limited to, management by objectives (“MBOs”).

Your Bonus for the Company’s 2021 Fiscal Year shall be calculated based upon the Company’s standard 2021 Fiscal Year period (from April 1, 2020 to March 31, 2021), plus an additional prior “stub period” (from January 1, 2020 to March 31, 2020).

The bonus formulas, MBOs, performance thresholds and all other elements of your bonus opportunities shall be established by the Board in its good faith discretion, and timely communicated in writing (including by e-mail) to you from time to time. Any Bonus earned for a fiscal year (currently April 1 to March 31) shall be paid within thirty (30) days after the Board has received, reviewed and approved the applicable fiscal year’s final audited financial statements but in no case later than December 31 of the calendar year in which the fiscal year ends, subject, in each case, to your continued employment on the applicable payment date.

Subject to your continued employment through the “Effective Date,” as defined in the Agreement and Plan of Merger, dated as of June 4, 2021, by and among Solera Global Holding Corp., a Delaware corporation and indirect parent of the Company, Ousland Holdings, Inc., a Delaware corporation, Omnitracs Topco, LLC, a Delaware limited liability company, and certain other parties thereto, you shall be eligible to receive a special one-time transaction bonus of $4,713,750 (the “Transaction Bonus”), which would be paid no later than June 30, 2021.

If, prior to December 31, 2021, an IPO or SPAC Transaction is consummated in which the implied enterprise value of the Company in connection with such IPO or SPAC Transaction (as determined by the Board of Directors of the Company in its good faith discretion) is in excess of $15.2 billion, then the Company shall pay you an amount in cash, without interest (the “Top-Up Payment”), which the Board of Directors of the Company determines in its good faith discretion proportionately reflects the amount by which such implied enterprise value of the Company exceeds the value of the Company which was used to determine the amount of your Transaction Bonus. The Top-Up Payment, if any, shall be made, less all applicable withholdings, within 30 days following the consummation of such IPO or SPAC Transaction (but in any event, no later than March 15, 2022).

3. You also will be eligible to participate in regular health, dental and vision insurance plans, paid time off and other employee benefit plans established by the Company applicable to executive-level employees from time to time, so long as they remain generally available to the Company’s executive-level employees.

4. Your principal place of employment shall be virtual in California. You understand that Solera is a global company, and agree that your duties as Chief Administration Officer will involve extensive domestic and international travel including, without limitation, travel for meetings with employees and current and prospective customers, clients, and business partners. You shall be reimbursed for such travel in accordance with Company policy as in effect from time to time.

You understand and agree that certain, if not all, of the items described above may be taxable to you and subject to deductions for taxes and other withholdings as required by applicable Federal and state law, and you agree to cooperate with the Company in all required reporting and disclosure thereof that may be required under applicable tax rules.

5. You must complete the following as a condition of your employment:

•

In consideration of and as a condition of employment, you must carefully consider and sign the Company’s Restrictive Covenants Agreement (attached to this Employment Agreement as Exhibit A). Because the Company and its affiliates are engaged in a continuous program of research, development, production and marketing in connection with their business, we wish to reiterate that it is critical for the Company and its affiliates to preserve and protect its proprietary information and its rights in inventions.

•	So that the Company has proper records of inventions that may belong to you, we ask that you also complete Schedule 1 attached to Exhibit A.

•

You and the Company mutually agree that any disputes that may arise regarding your employment will be submitted to binding arbitration by the American Arbitration Association. As a condition of your employment, you will need to carefully consider and voluntarily agree to the arbitration provisions set forth in Section 14 of Exhibit A.

6. We also wish to remind you that, as a condition of your employment, you are expected to abide by the Parent’s, the Company’s, and their direct and indirect subsidiaries’ policies and procedures, which policies and procedures may be amended from time to time, at the Company’s sole discretion and employees will be notified of any amendments to such policies and procedures.

7. Your employment with the Company is at will. The Company may terminate your employment at any time with or without notice, and for any reason or no reason, with or without cause. Notwithstanding any provision to the contrary contained in Exhibit A, you may terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the Company of not less than four (4) weeks (“Notice Period”), unless otherwise agreed to in writing by you and the Company. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue work throughout the Notice Period; provided that the Company pays your Base Salary in lieu of the Notice Period. You shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you from entering the Company’s offices.

8. While we look forward to a long and profitable relationship, you will be an at-will employee of the Company as described in Section 7 of this Employment Agreement and Section 3 of Exhibit A. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this Employment Agreement) are, and should be regarded by you, as ineffective. Further, your participation in any benefit program or other Company program, if any, is not to be regarded as assuring you of continuing employment for any particular period of time.

9. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation establishing your identity and demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

10. It should also be understood that all offers of employment are conditioned on the Company’s completion of a satisfactory background check, including a drug screening process. The Company reserves the right to perform background checks during the term of your employment, subject to compliance with applicable laws. You will be required to execute online forms authorizing such a background check.

11. This Employment Agreement along with its Exhibits and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Employment Agreement (this “Entire Agreement”), and supersede all prior understandings and agreements, including but not limited to severance, employment or similar agreements, restrictive covenants, post-employment restrictions, and dispute resolution, whether oral or written, between or among you and Parent, the Company, Vista Equity Partners or their respective predecessors with respect to the specific subject matter hereof. All definitions in this Employment Agreement and in the attached Exhibit A, processes for interpreting same, and the covenants in Sections 8, 9, and 10 of Exhibit A, are the only applicable definitions, interpretation processes, or covenants with respect to the matters addressed in this Entire Agreement, and apply in lieu of any such definitions or covenants in any agreement between Employee and the Company or any affiliate, including Exhibit A attached to this Employment Agreement. This Employment Agreement may not be assigned by a party without the prior written consent of the other; provided, that certain covenants in Exhibit A shall be assignable, as described therein. Except as provided in Exhibit A, this Employment Agreement shall bind and inure to the benefit of the parties hereto and their successors and permitted assigns.

12. You shall be indemnified and held harmless to the fullest extent permitted by the organizational documents of the Company. In addition, you shall be covered by directors and officers liability insurance coverage to the same extent as other officers and directors. The Company’s indemnification and insurance obligations described herein shall survive any termination of your employment and not be waived by any release of claims pertaining to your employment or separation from employment.

13. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder any amounts required to be withheld in respect of federal, state or local taxes.

14. The intent of the parties is that payments and benefits under this Employment Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Employment Agreement shall be interpreted to be in compliance therewith. You recognize that the Code imposes on you, rather than the Company, responsibility for any additional tax, interest or penalty that may be imposed by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Employment Agreement providing for the payment of any amounts or benefits constituting nonqualified deferred compensation upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Employment Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the first business day immediately following the expiration of the six (6) month period measured from the date of such “separation from service”, and (B) the date of your death, to the extent required under Code Section 409A.

For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Employment Agreement shall be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this Employment Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (a) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (b) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or inkind benefits to be provided, in any other taxable year. Any tax gross up shall be paid prior to the last day of the calendar year next following the calendar year in which the tax is paid. Notwithstanding any other provision of this Employment Agreement to the contrary, in no event shall any payment under this Employment Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

15. Except as otherwise specified, this Entire Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without application of its conflicts of laws principles.

16. This Employment Agreement and each attached Exhibit may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same legally recognized instrument.

17. You and the Company agree that if any particular paragraphs, subparagraphs, phrases, words, or other portions of this Entire Agreement are determined by an appropriate court, arbitrator, or other tribunal to be invalid or unenforceable as written, they shall be modified as necessary to comport with the reasonable intent and expectations of the parties and in favor of providing maximum reasonable protection to each party’s legitimate business interests. Such modification shall not affect the remaining provisions of this Employment Agreement and Exhibits. If such provisions cannot be modified to be made valid or enforceable, then they shall be severed from this Employment Agreement and/or Exhibits, and all remaining terms and provisions shall remain enforceable. Sections 6, 8, 9 and 10 of Exhibit A and each restrictive covenant within them are intended to be divisible and to be interpreted and applied separately and independently.

18. Failure to fully enforce any provision of this Entire Agreement by either party shall not constitute a waiver of any term hereof by such party; no waiver shall be recognized unless expressly made in writing, and executed by the party that allegedly made such waiver.

19. The parties agree that this Entire Agreement has been reviewed by each party, each party had an opportunity to make suggestions about the provisions of the Entire Agreement, and each party had sufficient opportunity to obtain the advice of legal counsel on matters of contract interpretation, if desired. The parties agree that this Entire Agreement shall not be construed or interpreted more harshly against one party merely because one party was the original drafter of the Entire Agreement or its component parts.

20. You specifically acknowledge and agree that the direct and indirect subsidiaries, parents, owners, and affiliated companies of the Company are intended to be beneficiaries of this Entire Agreement and shall have every right to enforce the terms and provisions of this Entire Agreement in accordance with its terms. The Company specifically acknowledges and agrees that in the event of your death after you sign this Employment Agreement and any of the attached Exhibits, each such signed Employment Agreement and Exhibit, and any other agreements or plans referenced herein that remain in effect following termination of employment for compensation and benefit purposes and that relate specifically to work performed by you during your employment with the Company, shall inure to the benefit of your heirs such that any and all post-termination payments, compensation and benefits prescribed in any such vehicles, shall be made promptly to your estate as previously designated by you, or if no such designation, as prescribed by law.

21. Notices regarding this Entire Agreement, or any component thereof, shall be sent via email or to the mailing addresses of the parties as set forth in the signature block to Exhibit A.

If you decide to accept the terms of this Employment Agreement, and I hope you will, please signify your acceptance of these conditions of employment by signing and dating the enclosed copy of this Employment Agreement and its Exhibit A and returning them to me. Should you have anything that you wish to discuss, please do not hesitate to contact David Babin, General Counsel of the Company, at [***] or [***].

Very truly yours,

/s/ David Babin
David Babin
General Counsel and Secretary

I have read and understood this letter and Exhibit A attached and hereby acknowledge, accept and agree to the terms set forth therein.

/s/ Jing Liao	06/14/2021
Signature	Date signed
Name: Jing Liao